Exhibit 77(o)

Transactions effected pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker / Dealer From Whom Purchased	Affiliated/Principal Underwriter of Syndicate
ING Balanced Portfolio	Plains All American Pipeline	07/07/10	Chase Securities	ING Financial Markets
ING Balanced Portfolio	Price International Inc.	08/03/10	Goldman Sachs	ING Bank NV
ING Balanced Portfolio	Hess Corp.	08/05/10	Goldman Sachs	ING Financial Markets
ING Balanced Portfolio	DirecTV Holdings	08/10/10	Salomon Brothers	ING Financial Markets
ING Balanced Portfolio	Calpine Corporation (7.50% 2021)	10/18/10	Morgan Stanley	ING Financial Markets
ING Balanced Portfolio	Lukoil Intl. Finance BV (6.125% 2020)	10/29/10	Greenwich Capital	ING Bank NV
ING Balanced Portfolio	CRH America Inc., 5.75%, 2023	11/30/10	Bank of America Securities	ING Financial Markets
ING Balanced Portfolio	Occidental Petroleum Corp. 4.1% 02/01/2021	12/13/10	Barclays Investments	ING Financial Markets
ING Balanced Portfolio	Occidental Petroleum Corp. 2.5% 02/01/2016	12/13/10	Chase Securities	ING Financial Markets
ING Balanced Portfolio	Bank of America Corp 5 7/8% 01/05/2021	12/16/10	Bank of America Securities	ING Financial Markets